Exhibit 6

Linklaters 10th Floor, Alexandra House Chater Road Hong Kong Telephone (+852) 2842 4888 Facsimile (+852) 2810 8133/2810 1695

Republic of the Philippines Department of Finance Office of the Secretary Department of Finance Building BSP Complex Manila 1004 Philippines

February 1, 2018

Ladies and Gentlemen:

Republic of the Philippines (the “Republic”)

U.S.$2,000,000,000 3.000% Global Bonds due 2028 (the “Securities”)

We have acted as special United States counsel to the Republic in connection with the execution of the Terms Agreement, dated January 18, 2018 (the “Terms Agreement”), between the Republic and the underwriters set out in Schedule A of the Terms Agreement. The Securities are being issued pursuant to the Fiscal Agency Agreement dated October 4, 1999, as amended by Supplement No. 1 to the Fiscal Agency Agreement dated February 26, 2004, Supplement No. 2 to the Fiscal Agency Agreement dated January 11, 2006 and Supplement No. 3 to the Fiscal Agency Agreement dated February 1, 2018 (together, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent (the “Fiscal Agent”).

The offering of the Securities has been made by way of a base prospectus dated January 2, 2018 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated January 18, 2018. The Base Prospectus, as supplemented by the prospectus supplement dated January 18, 2018, is referred to herein as the “Final Prospectus”.

This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or the laws of any other jurisdiction.

A list of the names of the principals, solicitors and registered foreign lawyers of Linklaters in Hong Kong is open to inspection at its registered office at 10th Floor, Alexandra House, Chater Road, Hong Kong.

Linklaters Hong Kong is a law firm affiliated with Linklaters LLP, a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of the LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP and of the non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

We have examined the Fiscal Agency Agreement, the form of the Securities, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that the Republic has the power to execute and deliver the Securities and the Fiscal Agency Agreement and perform its obligations thereunder, that the Securities and the Fiscal Agency Agreement have been duly and validly authorized, executed and delivered under the laws of the Republic by the Republic, that the Securities conform to the form examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In our opinion, the Securities constitute valid and legally binding obligations of the Republic enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2016 and to the references to us under the heading “Legal Matters” in the Final Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Linklaters

Linklaters